Exhibit 99.1

CERo Therapeutics Holdings, Inc. Announces FDA Orphan Drug Designation Granted to
CER-1236 for the Treatment of Acute Myeloid Leukemia (AML)

SOUTH SAN FRANSCISCO, Calif., June 17, 2025 (GLOBE NEWSWIRE) -- CERo Therapeutics Holdings, Inc., (Nasdaq: CERO) (“CERo” or the “Company”) an innovative immunotherapy company seeking to advance the next generation of  engineered T cell therapeutics that deploy phagocytic mechanisms, announces that the U.S. Food and Drug Administration (FDA) has granted CERo’s Orphan Drug Designation (ODD) for the company’s lead drug candidate CER-1236, for the treatment of acute myeloid leukemia (AML). CER-1236 is an innovative therapy that engineers a cancer patient’s own T cell therapeutics that deploy phagocytic (i.e., target-cell eating) mechanisms alongside the array of built-in target cell destroying mechanisms used by T cells.

CER-1236 is currently in Phase 1 clinical trials for AML. The first-in-human, multi-center, open label, Phase 1/1b study is designed to evaluate the safety and preliminary efficacy of CER-1236 in patients with acute myeloid leukemia that is either relapsed/refractory, or in remission with measurable residual disease, or newly diagnosed patients with TP53 mutated MDS/AML or AML. The two-part study has begun with dose escalation to determine highest tolerated dose and recommended dose for Phase 2, followed by an expansion phase to evaluate safety and efficacy. Primary outcome measures include incidence of adverse events (AEs) and serious adverse events (SAEs), incidence of dose limited toxicities and estimation of overall response rate (ORR), complete response (CR), composite complete response (cCR), and measurable residual disease (MRD). Secondary outcome measures include pharmacokinetics (PK).

Chris Ehrlich, CERo CEO, commented, “Orphan Drug Designation underscores the importance of developing new treatments for AML, and the potential for CER-1236 to provide a new and differentiated approach toward treatment. We believe that we are at the forefront of innovation in immuno-oncology and are grateful for the recognition from FDA. We look forward to providing updates on our trial in the near term.”

The FDA’s Orphan Drug program is designed to advance the development of drugs that treat a condition affecting 200,000 or fewer US patients annually. ODD status is given to medicinal products that represent a significant benefit over existing treatments and are intended for the treatment of a disease that is life-threatening or chronically debilitating. The ODD designation qualifies CERo and CER-1236 for certain incentives, which include FDA assistance in designing clinical trials, access to the FDA Orphan Drug Grants Program, exemption from the drug approval application fee and eligibility for seven years of marketing exclusivity.

About CERo Therapeutics Holdings, Inc.

CERo is an innovative immunotherapy company advancing the development of next generation engineered T cell therapeutics for the treatment of cancer. Its proprietary approach to T cell engineering, which enables it to integrate certain desirable characteristics of both innate and adaptive immunity into a single therapeutic construct, is designed to engage the body’s full immune repertoire to achieve optimized cancer therapy. This novel cellular immunotherapy platform is expected to redirect patient-derived T cells to eliminate tumors by building in engulfment pathways that employ phagocytic mechanisms to destroy cancer cells, creating what CERo refers to as Chimeric Engulfment Receptor T cells (“CER-T”). CERo believes the differentiated activity of CER-T cells will afford them greater therapeutic application than currently approved chimeric antigen receptor (“CAR-T”) cell therapy, as the use of CER-T may potentially span both hematological malignancies and solid tumors. CERo has commenced clinical trials for its lead product candidate CER-1236 for hematological malignancies.

Forward-Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations of CERo, as well as statements regarding the Company’s plans to regain compliance with Nasdaq listing requirements and the ability for the Company’s securities to remain listed on Nasdaq.  These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When CERo discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, CERo’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ are set forth in CERo’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and the documents incorporated by reference therein. The risks described in CERo’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can CERo assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by CERo or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. CERo undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Chris Ehrlich

Chief Executive Officer

chris@cero.bio

Investors:

CORE IR

investors@cero.bio